Exhibit 99.1
GRANGER OPERATIONS
INDEX TO FINANCIAL STATEMENTS

Independent Auditors’ Report
The Board of Directors and Unitholders
Western Gas Holdings, LLC (as general partner of Western Gas Partners, LP):
We have audited the accompanying balance sheet of Western Gas Partners, LP’s Granger Operations, as defined in Note 1 to the financial statements, as of December 31, 2009, and the related statements of income, parent net equity, and cash flows for the year ended December 31, 2009. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Western Gas Partners, LP’s Granger Operations as of December 31, 2009, and the results of its operations and its cash flows for the year ended December 31, 2009 in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Houston, Texas
March 26, 2010

GRANGER OPERATIONS
STATEMENT OF INCOME
YEAR ENDED DECEMBER 31, 2009
(in thousands)

Revenues – affiliates
Gathering and processing of natural gas	$11,874
Natural gas, natural gas liquids and condensate	103,842

Total revenues – affiliates	115,716

Revenues – third parties
Gathering and processing of natural gas	10,104
Other sales	284

Total revenues – third parties	10,388

Total revenues	126,104

Operating expenses (a)
Cost of product	73,778
Operation and maintenance	14,713
Depreciation and amortization	11,025
General and administrative	4,169
Property and other taxes	3,041

Total operating expenses	106,726

Operating income	19,378

Interest income, net – affiliates	504
Other income, net	13

Income before income taxes	19,895

Income tax expense	6,963

Net income	$12,932

(a)	Operating expenses include amounts charged by affiliates to the Partnership’s Granger Operations, as defined in Note 1—Description of Business and Basis of Presentation, for services as well as amounts paid by affiliates to third parties on behalf of the Partnership’s Granger Operations. For the year ended December 31, 2009, cost of product expenses include product purchases from affiliates of $36.9 million, operation and maintenance expenses include charges from affiliates of $6.0 million, and general and administrative expenses include charges from affiliates of $4.2 million. See Note 3—Transactions with Affiliates.
See accompanying notes to the financial statements.

GRANGER OPERATIONS
BALANCE SHEET
AS OF DECEMBER 31, 2009
(in thousands)

ASSETS

Current assets
Accounts receivable	$180
Natural gas imbalance receivables	221

Total current assets	401

Property, plant and equipment
Cost	330,717
Less accumulated depreciation	37,836

Net property, plant and equipment	292,881

Goodwill	10,412

Total assets	$303,694

LIABILITIES AND PARENT NET EQUITY

Current liabilities
Accounts payable	$3,402
Accrued ad valorem taxes	1,521
Accrued liabilities	3,220

Total current liabilities	8,143

Long-term liabilities
Deferred income taxes	92,203
Asset retirement obligations	3,098

Total long-term liabilities	95,301

Total liabilities	103,444

Commitments and contingencies (Note 8)

Parent net equity	200,250

Total liabilities and Parent net equity	$303,694

See accompanying notes to the financial statements.

GRANGER OPERATIONS
STATEMENT OF PARENT NET EQUITY
YEAR ENDED DECEMBER 31, 2009
(in thousands)

Balance at December 31, 2008	$201,578
Net income	12,932
Net distributions to Parent	(14,260)

Balance at December 31, 2009	$200,250

See accompanying notes to the financial statements.

GRANGER OPERATIONS
STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2009
(in thousands)

Cash flow from operating activities
Net income	$12,932
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,025
Deferred income taxes	(1,412)
Changes in assets and liabilities:
Decrease in accounts receivable, net	1,055
Decrease in natural gas imbalance receivables	2,974
Decrease in accounts payable and accrued liabilities	(5,256)
Increase in other items, net	326

Net cash provided by operating activities	21,644
Cash flow from investing activities
Capital expenditures	(7,384)

Net cash used in investing activities	(7,384)
Cash flow from financing activities
Net distributions to Parent	(14,260)

Net cash used in financing activities	(14,260)

Net increase in cash	—
Cash at beginning of period	—

Cash at end of period	$—

See accompanying notes to the financial statements.

Notes to the financial statements of the Granger Operations
1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
The accompanying financial statements and related notes present the financial position, results of operations, cash flows and Parent net equity of certain midstream assets acquired by Western Gas Partners, LP (the “Partnership”) from certain affiliates of Anadarko Petroleum Corporation. Specifically, the acquisition consisted of a 100% ownership interest in the following assets located in Southwestern Wyoming: (i) the Granger gathering system with related compressors and other facilities, and (ii) the gas processing facilities, consisting of two cryogenic trains, two refrigeration trains, a natural gas liquids (“NGL”) fractionation facility and ancillary equipment. These assets are referred to collectively as the “Granger Operations” and the acquisition is referred to as the “Granger Acquisition.” See Note 9—Subsequent Events, for more information.
The Granger Operations provide a combination of gathering, compression, treating and processing services. Anadarko Petroleum Corporation acquired the Granger Operations in connection with its August 23, 2006 acquisition of Western Gas Resources, Inc. For purposes of these financial statements, the “Partnership” refers to Western Gas Partners, LP and its consolidated subsidiaries; “Anadarko” or “Parent” refers to Anadarko Petroleum Corporation and its consolidated subsidiaries, excluding the Partnership; and “affiliates” refers to wholly owned and partially owned subsidiaries of Anadarko, excluding the Partnership.
These financial statements were prepared in connection with the Partnership’s acquisition of the Granger Operations from Anadarko and incorporate the activities and account balances of the Granger Operations as reflected in the historical cost-basis accounts of the Parent with certain adjustments made in order to reasonably reflect substantially all of the costs of doing business. These adjustments required the use of management’s assumptions, allocations and estimates.
These accompanying financial statements and notes thereto were prepared for the purpose of complying with Securities Exchange Commission (the “SEC”) rules and regulations, including but not limited to Regulation S-X, Article 3, General Instructions as to Financial Statements, and Staff Accounting Bulletin (“SAB”) Topic 1-B, Allocation of Expenses and Related Disclosures in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity. Certain expenses incurred by the Parent were only indirectly attributable to the Granger Operations. In connection with the acquisition of the Granger Operations by the Partnership, agreements between Anadarko and the Partnership became effective for the Granger Operations on January 1, 2010. These agreements materially affected certain items of the Granger Operations, primarily general and administrative expense and settlements of affiliate-based transactions. In addition, effective October 1, 2009, contracts covering substantially all the Granger Operations’ affiliate throughput were converted from primarily keep-whole contracts into 10-year fee-based arrangements. Effective on January 1, 2010, the Granger Operations will be consolidated by the Partnership, which generally is not subject to federal or state income tax, other than Texas margin tax, thereby eliminating the applicability of entity-level federal income taxation for income attributable to the Granger Operations. Accordingly, these financial statements are not indicative of the actual results of operations that would have occurred if the Granger Operations had been operated separately during the periods reported and are also not indicative of future results of operations. Transactions between the Granger Operations and the Parent have been identified in the financial statements as transactions between affiliates. The allocations and related estimates and assumptions are more fully described in Note 2—Summary of Significant Accounting Policies and Note 3—Transactions with Affiliates.
The information furnished herein reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of financial position as of December 31, 2009 and for the results of operations, changes in Parent net equity and cash flows for the year ended December 31, 2009.

Notes to the financial statements of the Granger Operations
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of estimates
To conform to accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the amounts reported in the financial statements and the notes thereto. These estimates are evaluated on an ongoing basis, utilizing historical experience and other methods considered reasonable in the particular circumstances. Although these estimates are based on management’s best available knowledge at the time, actual results may differ.
Effects on the Granger Operations’ business, financial position and results of operations resulting from revisions to estimates are recognized when the facts that give rise to the revision become known. Changes in facts and circumstances or discovery of new facts or circumstances may result in revised estimates and actual results may differ from these estimates.
Fair value of financial instruments
The fair-value-measurement standard defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard characterizes inputs used in determining fair value according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable. The three levels of the fair value hierarchy are as follows:
Level 1 — inputs represent quoted prices in active markets for identical assets or liabilities.
Level 2 — inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (for example, quoted market prices for similar assets or liabilities in active markets or quoted market prices for identical assets or liabilities in markets not considered to be active, inputs other than quoted prices that are observable for the asset or liability, or market-corroborated inputs).
Level 3 — inputs that are not observable from objective sources, such as management’s internally developed assumptions used in pricing an asset or liability (for example, an estimate of future cash flows used in management’s internally developed present value of future cash flows model that underlies the fair value measurement).
Nonfinancial assets and liabilities initially measured at fair value include impaired long-lived assets (asset groups), goodwill impairment and initial recognition of asset retirement obligations.
Financial instruments included in the accompanying financial statements include accounts receivable and accounts payable. The carrying value of accounts receivable approximates its fair value due to the short-term nature of these assets. Impairment analyses for long-lived assets, goodwill impairments and initial recognition of asset retirement obligations utilize Level 3 inputs.
Property, plant and equipment
Property, plant and equipment are stated at historical cost less accumulated depreciation. All construction-related direct labor and material costs are capitalized. The cost of renewals and betterments that extend the useful life of property, plant and equipment is also capitalized. The cost of repairs, replacements and major maintenance projects which do not extend the useful life or increase the expected output of property, plant and equipment is expensed as incurred.
Depreciation is computed over the asset’s estimated useful life using the straight-line method, based on estimated useful lives and salvage values of assets. Uncertainties that may impact these estimates include, among others,

Notes to the financial statements of the Granger Operations
changes in laws and regulations relating to restoration and abandonment requirements, economic conditions and supply and demand in the area where the assets are located. When assets are placed into service, management makes estimates with respect to useful lives and salvage values that management believes are reasonable. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts.
Management evaluates its ability to recover the carrying amount of its long-lived assets and determines whether its long-lived assets have been impaired. Impairment exists when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence. If the carrying amount of the long-lived asset is not recoverable, based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying amount over its estimated fair value, such that the asset’s carrying amount is adjusted to its estimated fair value with an offsetting charge to impairment expense.
Fair value represents the estimated price between market participants to sell an asset in the principal or most advantageous market for the asset, based on assumptions a market participant would make. When warranted, management assesses the fair value of long-lived assets using commonly accepted techniques and may use more than one source in making such assessments. Sources used to determine fair value include, but are not limited to, recent third-party comparable sales, internally developed discounted cash flow analyses and analyses from outside advisors. Significant changes, such as changes in commodity prices, the condition of an asset, or management’s intent to utilize the asset, generally require management to reassess the cash flows related to long-lived assets.
No impairment expense was recognized for the year ended December 31, 2009. A reduction of carrying value of fixed assets would represent a Level 3 fair value measure.
Goodwill
Goodwill included in the financial statements represents the portion of Anadarko’s gathering and processing reporting unit goodwill attributed to the Granger Operations and acquired by the Partnership. Management evaluates whether goodwill has been impaired annually as of October 1, unless facts and circumstances make it necessary to test more frequently. The impairment test requires an allocation of goodwill and all other assets and liabilities to business levels referred to as reporting units. The Granger Operations’ goodwill is a portion of the goodwill attributed to one reporting unit. The fair value of the reporting unit is determined and compared to the carrying amount of the reporting unit. If the fair value of the reporting unit exceeds its carrying amount, no further action is required. However, if the fair value of the reporting unit is less than its carrying value, including goodwill, then the goodwill is written down to its implied fair value based on a hypothetical purchase price allocation through a charge to impairment expense.
No goodwill impairment was recognized for the year ended December 31, 2009. A reduction of the carrying value of goodwill would represent a Level 3 fair value measure.
Asset retirement obligations
Management recognizes a liability based on the estimated costs of retiring tangible long-lived assets. The liability is recognized at the fair value measured using expected discounted future cash outflows of the asset retirement obligation when the obligation originates, which generally is when an asset is acquired or constructed. The carrying amount of the associated asset is increased commensurate with the liability recognized. The initial recognition of asset retirement obligations represents Level 3 fair value measures. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. Subsequent to the initial recognition, the liability is adjusted for any changes in the expected value of the retirement obligation (with a corresponding adjustment to property, plant and equipment) and for accretion of the liability due to the passage of time, until the obligation is settled. If the fair value of the estimated asset retirement obligation changes, an adjustment is recorded for both the

Notes to the financial statements of the Granger Operations
asset retirement obligation and the associated asset carrying amount. Revisions in estimated asset retirement obligations may result from changes in estimated inflation rates, discount rates, retirement costs and the estimated timing of settling asset retirement obligations.
Revenue recognition
Effective October 1, 2009, contracts covering substantially all the Granger Operations’ affiliate throughput were converted into 10-year fee-based arrangements. Under its fee-based arrangements, the Granger Operations earn a fixed fee based on the volume and thermal content of the natural gas it gathers and recognizes gathering and processing revenues for its services at the time the service is performed.
Prior to October 2009, a majority of the Granger Operations’ affiliate throughput was subject to keep-whole agreements. Under keep-whole contracts, NGLs recovered by the processing facility are retained and sold. Producers are kept whole through the receipt of a thermally equivalent volume of residue gas at the tailgate of the plant. The keep-whole contract conveys an economic benefit to the processor when the individual values of the NGLs are greater as liquids than as a component of the natural gas stream; however, the processor is adversely impacted when the values of the NGLs are lower as liquids than as a component of the natural gas stream. Revenue is recognized from the sale of residue gas and NGLs upon transfer of title.
The Granger Operations also provide services pursuant to percent-of-proceeds contracts. Under such contracts, producers’ wells are connected to the Granger gathering systems for delivery of natural gas to the systems’ processing plants, where the natural gas is processed to extract NGLs. In some areas, where no processing is required, the producers’ gas is gathered, compressed and delivered to pipelines for market delivery. Except for volumes taken in-kind by certain producers, an affiliate of Anadarko sells the natural gas and extracted NGLs at the Granger Operations. Under percent-of-proceeds contracts, revenue is recognized when the residue gas or NGLs are sold, the related product purchases are recorded as a percentage of the product sale and the processor retains a specified percentage of the net proceeds from the sale of residue gas and NGLs. Certain percent-of-proceeds contracts also include a gathering fee in which the producer pays a fixed fee based on the volume and thermal content of the natural gas gathered or compressed.
Condensate is recovered from the natural gas stream, both in the field and during processing in the plant, and is retained and sold. Depending upon specific contract terms, proceeds from condensate sales are either retained by the gatherer or processor or are paid to the producer. Revenue is recognized from the sale of condensate upon transfer of title.
Revenues from fee-based arrangements and the fixed-fee component of percent-of-proceeds contracts are reported in gathering and processing of natural gas revenues in the statement of income. Proceeds from the sale of residue gas, NGLs and condensate are recorded in natural gas, natural gas liquids and condensate revenues in the statement of income.
Natural gas imbalances
The balance sheet includes natural gas imbalance receivables resulting from differences in (i) gas volumes received into the Granger Operations and (ii) gas volumes delivered by the Granger Operations to customers or otherwise settled pursuant to the applicable contract terms. Natural gas imbalances that are subject to monthly cash settlement are valued according to the terms of the contract as of the balance sheet date, and generally reflect market index prices. Other natural gas imbalances that are ultimately settled in-kind are valued at the weighted average cost of natural gas as of the balance sheet date. Changes in natural gas imbalances are reported in other revenues or cost of product expense in the statement of income.

Notes to the financial statements of the Granger Operations
Environmental expenditures
Environmental expenditures related to conditions caused by past operations that do not generate current or future revenues are expensed. Environmental expenditures related to operations that generate current or future revenues are expensed or capitalized, as appropriate. Liabilities are recorded when the necessity for environmental remediation becomes probable and the costs can be reasonably estimated, or when other potential environmental liabilities are probable and can be reasonably estimated.
Cash
The Parent provided cash as needed to support the Granger Operations and collected the cash from sales of the Granger Operations’ natural gas, NGLs and condensate. Consequently, the accompanying balance sheet does not include any cash balances. Please see Note 3—Transactions with Affiliates for information on the Parent’s centralized cash management process. Net cash paid to the Parent for the Granger Operations is reflected as net distributions to Parent on the accompanying statements of parent net equity and cash flows.
Bad-debt reserve
Substantially all of the natural gas, NGLs and condensate from the Granger Operations are sold to Anadarko. Management analyzes its exposure to bad debt on a customer-by-customer basis for the Granger Operations’ third-party accounts receivable and may establish credit limits for significant third-party customers. There were no amounts recorded for bad-debt reserves for the Granger Operations at December 31, 2009.
Income taxes
The Granger Operations do not constitute a separate legal entity subject to income tax. Anadarko files various United States federal and state income tax returns. Deferred federal and state income taxes are provided on temporary differences between the financial statement carrying amounts of recognized assets and liabilities and their respective tax bases as if tax returns were filed for the Granger Operations as a stand-alone entity.
New accounting standards
Anadarko adopted new guidance addressing subsequent events. The guidance does not change Anadarko’s accounting policy for subsequent events, but instead incorporates existing accounting and disclosure requirements related to subsequent events from auditing standards into GAAP. This standard defines subsequent events as either recognized subsequent events (events that provide additional evidence about conditions at the balance sheet date) or nonrecognized subsequent events (events that provide evidence about conditions that arose after the balance sheet date). Recognized subsequent events are recorded in the financial statements for the current period presented, while nonrecognized subsequent events are not. Both types of subsequent events require disclosure in the financial statements if those financial statements would otherwise be misleading. Management has evaluated subsequent events through March 26, 2010, the date the financial statements were available to be issued.
3. TRANSACTIONS WITH AFFILIATES
Affiliate transactions
The Granger Operations provide natural gas gathering, compression, treating and processing services to Anadarko and a portion of the Granger Operations’ expenditures are paid by or to Anadarko, which results in affiliate transactions. Except for volumes taken in-kind by certain producers, an affiliate of Anadarko sells the natural gas and extracted NGLs attributable to the Granger Operations’ processing activities, which also result in affiliate transactions.

Notes to the financial statements of the Granger Operations
Cash management
Anadarko operates a cash management system whereby excess cash from most of its subsidiaries, held in separate bank accounts, is swept into a centralized account. Sales and purchases related to the Granger Operations’ third-party transactions were received or paid in cash by Anadarko within the centralized cash management system and were ultimately settled through an adjustment to Parent net equity. Interest on the amounts settled through Parent net equity was estimated for purposes of these financial statements and, since such settlements resulted in net distributions to the Parent, was computed based on an interest rate equal to the Parent’s weighted average return on short-term investments.
Allocation of costs
For the purpose of these financial statements, a portion of Anadarko’s general and administrative expenses have been allocated to the Granger Operations in the form of a management services fee and included in the accompanying statement of income. The management services fee represents allocable costs associated with the provision of services for or on the behalf of the Granger Operations by the Parent related to the following: (i) various business services, including but not limited to, payroll, accounts payable and facilities management, (ii) various corporate services, including, but not limited to, legal, accounting, treasury, information technology and human resources and (iii) compensation, benefit and pension and post-retirement costs. General, administrative and management costs were allocated to the Granger Operations based on its proportionate share of the Parent’s assets and revenues. Management considers these allocation methodologies to be reasonable.
The Granger Operations do not have any employees. The employees supporting the operations of the Granger Operations are employees of Anadarko. Anadarko charges the Granger Operations its allocated share of personnel costs, including costs associated with Anadarko’s equity-based compensation plans, non-contributory defined pension and postretirement plans and defined contribution savings plan, through the management services fee described above.
Summary of affiliate transactions
Operating expenses include all amounts accrued or paid to affiliates for the operation of the Granger Operations, whether in providing services to affiliates or to third parties, including field labor, measurement and analysis, and other disbursements. Affiliate expenses do not bear a direct relationship to affiliate revenues and third-party expenses do not bear a direct relationship to third-party revenues. For example, the Granger Operations’ affiliate expenses are not necessarily those expenses attributable to generating affiliate revenues. The following table summarizes affiliate transactions for the year ended December 31, 2009 (in thousands).

Revenue – affiliates	$115,716
Operating expenses – affiliates	47,079
Interest income, net – affiliates	504

Notes to the financial statements of the Granger Operations
4. INCOME TAXES
Components of the Granger Operations’ income tax expense for the year ended December 31, 2009 are as follows (in thousands):

Current federal income taxes	$8,375
Deferred federal income taxes	(1,412)

Total income tax expense	$6,963

The following table summarizes the Granger Operations’ effective tax rate for the year ended December 31, 2009 (in thousands, except percentages):

Income before income taxes	$19,895
Income tax expense	$6,963
Effective tax rate	35.0%
The tax effects of temporary differences that give rise to deferred tax liabilities at December 31, 2009 consist solely of depreciable properties.
5. CONCENTRATION OF CREDIT RISK
Although a significant portion of the throughput at the Granger Operations is from third-party producers, a majority of natural gas, NGLs and condensate are sold to the Parent’s marketing affiliate. As a result, Anadarko was the only customer from whom revenues exceeded 10% of the Granger Operations’ revenues for the year ended December 31, 2009. The percentages of revenues from Anadarko and the Granger Operations’ other customers for the year ended December 31, 2009 are as follows:

Anadarko	92%
Other	8%

Total	100%

6. PROPERTY, PLANT AND EQUIPMENT
A summary of the historical cost of the Granger Operations’ property, plant and equipment is as follows (in thousands, except for estimated useful life):

	Estimated	December 31,
	useful life	2009
Gathering and processing systems	5 to 43 years	$329,125
Assets under construction	n/a	1,229
Other	5 to 25 years	363

Total property, plant and equipment		330,717
Accumulated depreciation		37,836

Total net property, plant and equipment		$292,881

The cost of property classified as “Assets under construction” is excluded from capitalized costs being depreciated. These amounts represent property elements that are works-in-progress and not yet suitable to be placed into productive service as of the balance sheet date.

Notes to the financial statements of the Granger Operations
7. ASSET RETIREMENT OBLIGATIONS
The following table provides a summary of changes in asset retirement obligations for the year ended December 31, 2009 (in thousands).

Carrying amount of asset retirement obligations at beginning of period	$3,122
Accretion expense	198
Revisions in estimates	(222)

Carrying amount of asset retirement obligations at end of period	$3,098

Revisions in estimates relate primarily to an increase in discount rates, partially offset by higher estimated abandonment costs.
8. COMMITMENTS AND CONTINGENCIES
Environmental
The Granger Operations are subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. Management believes there are currently no such matters that will have a material adverse effect on the Granger Operations’ results of operations, cash flows or financial position.
Litigation and legal proceedings
From time to time, the Granger Operations are involved in legal, tax, regulatory and other proceedings in various forums regarding performance, contracts and other matters that arise in the ordinary course of business. Management is not aware of any such proceedings for which a final disposition could have a material adverse effect on the Granger Operations’ results of operations, cash flows or financial position.
Lease commitments
Anadarko, on behalf of the Granger Operations, has entered into lease agreements for compression equipment, a shared office and warehouse. The leases for compression equipment include terms on a monthly basis and on a long-term basis expiring through January 2015. The lease for the shared office expires on October 1, 2011. The lease for the shared warehouse includes an early termination clause.
The amounts in the table below represent existing contractual lease obligations for the compression equipment and shared office leases as of December 31, 2009 that may be assigned or otherwise charged to the Granger Operations (in thousands).

Minimum
rental payments
2010	$825
2011	822
2012	794
2013	794
2014	311

Total	$3,546

Rent expense associated with the compressor, office and warehouse leases was approximately $1.1 million for the year ended December 31, 2009.

Notes to the financial statements of the Granger Operations
9. SUBSEQUENT EVENTS
Acquisition of Granger Operations by Western Gas Partners, LP
On January 29, 2010, the Partnership closed the transactions contemplated by a Contribution Agreement with an effective date for accounting purposes of January 1, 2010 (the “Contribution Agreement”) pursuant to which the Partnership acquired the Granger Operations from Anadarko for consideration consisting of (i) $241.7 million cash, which was funded with $210.0 million of borrowings under the Partnership’s revolving credit facility plus cash on hand, and (ii) the issuance of 620,689 common units and 12,667 general partner units to Anadarko.
In connection with the Granger Acquisition, the Partnership entered into five-year commodity price swap agreements with Anadarko effective January 1, 2010 to mitigate exposure to commodity price volatility that would otherwise be present as a result of the Partnership’s acquisition of the Granger Operations. Specifically, the commodity price swap agreements fix the margin the Partnership will realize under both keep-whole and percentage-of-proceeds contracts applicable to natural gas processing activities at the Granger Operations. In this regard, the Partnership’s notional volumes for each of the swap agreements are not specifically defined; instead, the commodity price swap agreements apply to volumes equal in amount to the Partnership’s actual throughput subject to keep-whole or percentage-of-proceeds contracts at the Granger Operations. Because the notional volumes are not fixed, the commodity price swap agreements do not satisfy the definition of a derivative financial instrument. Below is a summary of the fixed prices on the Partnership’s commodity price swap agreements for the Granger Operations.

	Year Ended December 31,
	2010	2011	2012	2013	2014
			(per barrel)
Ethane	$28.85	$29.31	$29.78	$30.10	$30.53
Propane	$48.76	$50.07	$50.93	$51.56	$52.37
Iso butane	$64.07	$66.03	$67.22	$68.11	$69.23
Normal butane	$60.03	$61.82	$62.92	$63.74	$64.78
Natural gasoline	$73.62	$75.99	$77.37	$78.42	$79.74
Condensate	$72.25	$75.33	$76.85	$78.07	$79.56

	(per MMBtu)
Natural gas	$5.53	$5.94	$5.97	$6.09	$6.20
Agreements with Anadarko
From and after the closing of the Contribution Agreement and related transactions, the Granger Operations are subject to the terms and conditions of various agreements between the Partnership and Anadarko, including:
•	an omnibus agreement which provides for certain indemnifications, reimbursement for expenses paid by Anadarko on behalf of the Partnership and compensation to Anadarko for providing the Partnership with certain general and administrative services and insurance coverage;

•	a services and secondment agreement pursuant to which specified employees of Anadarko are seconded to the general partner to provide operating, routine maintenance and other services with respect to the assets owned and operated by the Partnership under the direction, supervision and control of the general partner;

•	a tax sharing agreement pursuant to which the Partnership will reimburse Anadarko for the Partnership’s share of Texas margin tax borne by Anadarko as a result of the Granger Operations’ results being included in a combined or consolidated tax return filed by Anadarko with respect to periods subsequent to January 29, 2010; and

Notes to the financial statements of the Granger Operations
•	other routine agreements with Anadarko or its subsidiaries that arise in the ordinary course of business for gathering, processing, treating and compression services and other operational matters.
Change in tax status
From and after closing of the Contribution Agreement, the Granger Operations will be consolidated by the Partnership, which generally is not subject to federal income tax, thereby eliminating the applicability of entity-level federal income taxation for income attributable to the Granger Operations.
Affiliated balances subsequent to acquisition
Prior to January 1, 2010, cash transactions attributable to the Granger Operations were received or paid in cash by Anadarko within its centralized cash management system. In connection with the closing of the Contribution Agreement, affiliate receivable and payable balances, net with Anadarko were settled through an adjustment to Parent net equity. Subsequent to January 1, 2010, the Partnership cash-settles transactions directly with third parties and Anadarko, including transactions attributable to the Granger Operations, and no interest is charged or earned on affiliate balances other than balances associated with loan agreements.